UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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INDEPENDENT BANK CORPORATION

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Independent Bank Corporation
230 West Main Street
Ionia, Michigan 48846

March 9, 2012

Dear Fellow Shareholder,

It is our pleasure to invite you to attend the 2012 Annual Meeting of Shareholders of Independent Bank Corporation at 3:00 p.m., Eastern Time, on Tuesday, April 24, 2012 at Watt Auditorium, 438 Union Street, Ionia, Michigan 48846.

The Annual Report, which we mailed to you with this proxy statement, summarizes Independent Bank Corporation’s major developments during 2011 and includes the 2011 consolidated financial statements.

Whether or not you plan to attend the Annual Meeting, please complete and mail the enclosed proxy card promptly so that your shares will be voted as you desire. You may also vote by telephone or by the Internet by following the instructions for using the automated telephone and Internet voting systems provided on the proxy card.

Sincerely,

Michael M. Magee, Jr.
Chairman of the Board and Chief Executive Officer

INDEPENDENT BANK CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
APRIL 24, 2012

Date:	April 24, 2012
Time:	3:00 p.m., Eastern Time
Place:	Watt Auditorium 438 Union Street Ionia, Michigan 48846

We invite you to attend the Independent Bank Corporation Annual Meeting of Shareholders to:

1.	Elect three directors to serve three-year terms expiring in 2015;
2.	Ratify the appointment of Crowe Horwath LLP as independent auditors for the fiscal year ending December 31, 2012;
3.	Participate in an advisory (non-binding) vote to approve the compensation of our executives, as disclosed in this proxy statement; and
4.	Transact any other business that is properly submitted before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The record date for the Annual Meeting is February 27, 2012. Only shareholders of record at the close of business on that date can vote at the Annual Meeting. We mailed this Notice of Annual Meeting to those shareholders. Action may be taken at the Annual Meeting on any of the foregoing proposals at the meeting on April 24, 2012, or any date or dates to which the Annual Meeting may be adjourned or postponed.

We will have a list of shareholders who can vote at the Annual Meeting available for inspection by shareholders at the Annual Meeting, and, for 10 days prior to the Annual Meeting, during regular business hours at the offices of Independent Bank Corporation, 230 West Main Street, Ionia, Michigan 48846.

If you plan to attend the Annual Meeting but are not a shareholder of record because you hold your shares in street name, please bring evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) with you to the Annual Meeting. Whether or not you plan to attend the Annual Meeting and whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. You may vote by signing, dating and returning the enclosed proxy card, by using the automated telephone voting system or by using the Internet voting system. You will find instructions for voting by telephone and by the Internet on the enclosed proxy card.

By Order of the Board of Directors,

Robert N. Shuster
Corporate Secretary

March 9, 2012

Independent Bank Corporation
230 West Main Street
Ionia, Michigan 48846

2012 PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation, beginning approximately March 20, 2012, by our Board of Directors, of proxies for use at the Annual Meeting of Shareholders. This meeting will be held on Tuesday, April 24, 2012, at 3:00 p.m. (local time) at Watt Auditorium, 438 Union Street, Ionia, Michigan 48846.

If the form of the proxy accompanying this proxy statement is properly executed and returned, the shares represented by the proxy will be voted at the Annual Meeting of Shareholders in accordance with the directions given in such proxy. If no choice is specified, the shares represented by the proxy will be voted FOR the election of directors listed as nominees, FOR the ratification of the independent auditors, FOR the proposal to approve the compensation of our executives (on an advisory basis), and in the discretion of the proxy holders on any other matter properly coming before the meeting.

To vote by telephone, shareholders of record (shareholders who hold shares directly through our stock transfer agent) may call toll free on a touch-tone telephone 1-800-PROXIES (1-800-776-9437) and follow the recorded instructions. To vote by Internet, go to the site http://www.voteproxy.com and follow the instructions provided.

If your shares are held through a bank or a broker (referred to as “street name”), you may also be eligible to vote your shares electronically. Simply follow the instructions on your voting form, using either the toll-free telephone number or the Internet address that is listed.

A proxy may be revoked prior to its exercise by delivering a written notice of revocation to our Secretary, executing a subsequent proxy, or attending the meeting and voting in person. Attendance at the meeting does not, however, automatically serve to revoke a proxy.

This proxy statement, including the Notice of Annual Meeting and form of proxy, along with our Annual Report, is available at http://www.snl.com/irweblinkx/docs.aspx?iid=100319. Information on directions to the site of our Annual Meeting is available on our website at www.IndependentBank.com.

VOTING SECURITIES AND RECORD DATE

As of February 27, 2012, the record date for the Annual Meeting, we had issued and outstanding 8,586,871 shares of common stock. Shareholders are entitled to one vote for each share of our common stock registered in their names at the close of business on the record date. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting, who are appointed by us.

As of February 27, 2012, no person was known by us to be the beneficial owner of 5% or more of our common stock, except as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding

U.S. Department of the Treasury
1500 Pennsylvania Avenue, NW, Room 2312
Washington, DC 20220	8,062,640	(1)	48.56%

(1)
The U.S. Department of the Treasury (the “Treasury”) holds 74,426 shares of our Series B, Fixed Rate Cumulative Mandatorily Convertible Preferred Stock (the “Series B Preferred Shares”), and a warrant to purchase 346,154 shares of our common stock. The Treasury has the right to convert all or any portion of the Series B Preferred Shares into shares of our common stock at any time, in its discretion, as well as the right to exercise the warrant at any time, in its discretion. Under rules issued by the Securities and Exchange Commission (“SEC”), because of its right to acquire our common stock at any time, the Treasury is deemed to beneficially own the shares of common stock it may acquire upon conversion of the Series B Preferred Shares and exercise of the warrant.

ELECTION OF DIRECTORS

Our Amended and Restated Articles of Incorporation provide that our Board be divided into three classes of nearly equal size, with the classes to hold office for staggered terms of three years each. Our Bylaws permit our Board of Directors to establish the size of our Board from three to fifteen members. Our current Board has fixed the size of our Board at nine members. Robert L. Hetzler, Michael M. Magee, Jr. and James E. McCarty are nominees to serve three-year terms expiring in 2015. Each of these directors is an incumbent director previously elected by our shareholders. Although Mr. Magee is being nominated for a three-year term, in accordance with our senior management succession plan announced in February of 2011, Mr. Magee has decided to retire as the Chief Executive Officer of Independent Bank Corporation and is scheduled to retire from its Board of Directors on December 31, 2012 (assuming he is elected to another term at the Annual Meeting on April 24, 2012). If Mr. Magee does choose to retire from the Board, at that time the Board of Directors will make a determination as to whether to reduce the size of the Board of Directors by one or to appoint a new director to replace Mr. Magee on the Board.

The proxies cannot be voted for a greater number of persons than the number of nominees named. The persons named as proxy holders in the accompanying proxy will vote for the above named nominees unless a shareholder directs otherwise. In the event that any nominee is unable to serve, which is not now contemplated, our Board may designate a substitute nominee. The proxy holders, to the extent they have been granted authority to vote in the election of directors, may or may not vote for a substitute nominee.

In addition to the nominees for director, each director whose term will continue after the meeting is named in the following table. Each nominee and director owned beneficially, directly or indirectly, the number of shares of common stock set forth opposite their respective names. The stock ownership information and the information relating to each nominee’s and director’s age, principal occupation or employment for the past five years has been furnished to us as of February 27, 2012, by the respective nominees and directors.

A plurality of the votes cast at the Annual Meeting of Shareholders is required to elect the nominees as directors. Accordingly, at this year’s meeting, the three individuals who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker non-vote, or otherwise, will not be treated as votes cast on this matter

The Board of Directors recommends a vote FOR the election of each of the three nominees.

	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding

Nominees for three-year terms expiring in 2015
Robert L. Hetzler (age 66)	28,804	(2)	.34
Mr. Hetzler is the retired President of Monitor Sugar Company (food processor). He became a director in 2000. Mr. Hetzler, who also has a legal degree, has numerous years as a senior leader of a large business organization. Those skill sets and experiences are important to the Board and the Company.

Michael M. Magee, Jr. (age 56)	83,832	(3)	.98
Mr. Magee is the Chief Executive Officer of Independent Bank Corporation and the Chairman of its Board of Directors. Prior to his appointment as President and CEO as of January 1, 2005, Mr. Magee served as Chief Operating Officer since February 2004 and prior to that he served as President and Chief Executive Officer of Independent Bank since 1993. He became a director in 2005. Mr. Magee has over 31 years of service in the financial services industry and has served as our Chief Executive Officer for over 7 years. That position and those experiences make him a particularly important component of the Board. As noted above, Mr. Magee has decided to retire from the Board of Directors (which includes his Chairman position) effective December 31, 2012.

James E. McCarty (age 64)	24,032	(4)	.28
Mr. McCarty became a director in 2002 and currently serves as the lead independent director of the Board of Directors of Independent Bank Corporation. He is the retired President of McCarty Communications (commercial printing). Mr. McCarty’s prior experience in a corporate leadership position and prior service as a director of a financial institution makes his service to the Board important.

Directors whose terms expire in 2013
Donna J. Banks, Ph.D. (age 55)	27,742	(5)	.32
Dr. Banks is a retired Senior Vice President of the Kellogg Company. She became a director in 2005. Ms. Banks’ prior experience in an executive leadership position with a major corporation makes her service to the Board particularly important. Moreover, her prior experience with a corporation that is subject to the reporting requirements of the Securities Exchange Act of 1934 is of use to the Board and the Company.

Jeffrey A. Bratsburg (age 68)	25,096	(6)	.29
Mr. Bratsburg served as the Chairman of the Board of Directors of Independent Bank Corporation until the 2011 Annual Meeting of Shareholders. Mr. Bratsburg served as President and CEO of Independent Bank West Michigan from 1985 until his retirement in 1999. He became a director in 2000. Mr. Bratsburg’s prior experience as a bank president, as well as his 19 years of experience in the financial services industry, makes him an important member of the Board.

Charles C. Van Loan (age 64)	59,724	(7)	.70
Mr. Van Loan served as President and CEO of Independent Bank Corporation from 1993 until 2004 and as executive Chairman during 2005. He retired on December 31, 2005. He became a director in 1992. Mr. Van Loan has over 28 years of experience in the financial services industry. Mr. Van Loan served as the Company’s CEO for over 10 years, which makes his input particularly useful to the Board.

	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding

Directors whose terms expire in 2014
Stephen L. Gulis, Jr. (age 54)	20,262	(8)	.24
Mr. Gulis is the retired Executive Vice President and President of Wolverine Worldwide Global Operations Group. He served as Executive Vice President, CFO and Treasurer of Wolverine Worldwide prior to his appointment as President, Global Operations. He became a director in 2004. Mr. Gulis’ prior experience as a chief financial officer of a major corporation is an important skill set to have on the Board. In addition, his prior experience with a corporation that is subject to the reporting requirements of the Securities Exchange Act of 1934 is important to the Board.

Terry L. Haske (age 63)	26,429	(9)	.31
Mr. Haske is a CPA and Principal with Anderson, Tuckey, Bernhardt & Doran, P.C. since 2008. Prior to 2008 he was the President of Ricker & Haske, CPAs, and P.C. He became a director in 1996. Mr. Haske’s experience and qualifications as a CPA, as well as his prior service as a director of the Company and as a director of other banking institutions, makes his service to the Board particularly important.

Charles A. Palmer (age 67)	48,501		.57
Mr. Palmer is an attorney and a professor of law at Thomas M. Cooley Law School. He became a director in 1991. Mr. Palmer’s training as an attorney and almost 21 years of service as a director of the Company provides additional talent to the Board.

(1)
Except as described in the following notes, each nominee or incumbent director owns the shares directly and has sole voting and investment power or shares voting and investment power with his or her spouse under joint ownership. The table includes shares of common stock that are issuable under options exercisable within 60 days.

(2)	Includes 1,061 shares held in a spousal trust.
(3)	Includes 3,272 shares allocated to Mr. Magee’s account in the Independent Bank Corporation Employee Stock Ownership Plan ("ESOP").
(4)
Excludes 11,206 common stock units held in Mr. McCarty’s account under our deferred compensation and stock purchase plan for non-employee directors that are payable in our common stock upon retirement. Includes 2,778 shares held in a spousal trust.

(5)
Excludes 1,529 common stock units held in Dr. Banks’ account under our deferred compensation and stock purchase plan for non-employee directors that are payable in our common stock upon retirement. Includes 600 shares held in a spousal trust.

(6)
Excludes 10,850 common stock units held in Mr. Bratsburg’s account under our deferred compensation and stock purchase plan for non-employee directors that are payable in our common stock upon retirement.

(7)	Includes 32,546 shares held in a spousal trust.
(8)	Excludes 12,492 common stock units held in Mr. Gulis’ account under our deferred compensation and stock purchase plan for non-employee directors that are payable in our common stock upon retirement.
(9)
Includes 4,731 shares owned jointly with Mr. Haske’s father with respect to which Mr. Haske shares voting and investment power and excludes 9,767 common stock units held in Mr. Haske’s account under our deferred compensation and stock purchase plan for non-employee directors that are payable in our common stock upon retirement.

SECURITIES OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of our common stock by our “Named Executives” (listed in the Summary Compensation Table below) and by all our directors and executive officers as a group as of February 27, 2012.

Name	Amount and Nature of Beneficial Ownership (1) (2)		Percent of Outstanding

Michael M. Magee	83,832		.98
Robert N. Shuster	16,444		.19
William B. Kessel	5,442		.06
David C. Reglin	9,378		.11
Stefanie M. Kimball	3,966		.05
Mark L. Collins	14,101		.17
All executive officers and directors as a group (consisting of 17 persons)	564,397	(3)	6.61

(1)
In addition to shares held directly or under joint ownership with their spouses, beneficial ownership includes shares that are issuable under options exercisable within 60 days, and shares that are allocated to their accounts as participants in the ESOP.

(2)
Does not include shares that may be issued pursuant to restricted stock units granted to each executive officer (other than Mr. Magee) in February 2011, as described under "Executive Compensation" below.

(3)	Beneficial ownership is disclaimed as to 158,133 shares, all of which are held in the ESOP.

CORPORATE GOVERNANCE AND BOARD MATTERS

CORPORATE GOVERNANCE PRINCIPLES

For many years, our Board of Directors has been committed to sound and effective corporate governance practices. The Board has documented those practices in our Corporate Governance Principles. These principles address director qualifications, periodic performance evaluations, stock ownership guidelines and other corporate governance matters. Under those principles, a majority of the members of our Board must qualify as independent under the rules established by the NASDAQ stock market on which our stock trades. Our principles also require the Board to have an audit committee, compensation committee and a nominating and corporate governance committee, and that each member of those committees qualifies as independent under the NASDAQ rules. Our Corporate Governance Principles, as well as the charters of each of the foregoing committees, are available for review on our website at www.IndependentBank.com under the “Investor Relations” tab.

CODE OF BUSINESS CONDUCT AND ETHICS AND CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

Our Board has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. In addition, the Board has adopted a Code of Ethics for Senior Financial Officers, which includes our principal executive officer, principal financial officer and controller. Each of these codes is posted on our website and can also be obtained free of charge through our Corporate Secretary at 230 West Main Street, Ionia, Michigan 48846. Any changes to or waivers of either code for our CEO or senior financial officers will be disclosed on our website.

DETERMINATION OF INDEPENDENCE OF BOARD MEMBERS

As required by our Corporate Governance Principles, our Board has determined that each of the following directors qualifies as an “Independent Director”, as such term is defined in The NASDAQ Stock Market Listing Rule 5605(a)(2): Donna J. Banks, Jeffrey A. Bratsburg, Stephen L. Gulis, Terry L. Haske, Robert L. Hetzler, James E. McCarty, Charles A. Palmer and Charles C. Van Loan. Our Board has also determined that each member of the three committees of the Board meets the independence requirements applicable to those committees as prescribed by the NASDAQ listing requirements, and, as to the audit committee, under applicable SEC rules. There are no family relationships between or among our directors, nominees or executive officers.

MEETING ATTENDANCE

Each of our directors is expected to attend all meetings of the Board, applicable committee meetings, and our Annual Meeting of Shareholders. Each of our directors attended our 2011 annual shareholders meeting. During 2011, the Board held 15 meetings; each director attended at least 75% of the aggregate number of meetings of our Board and Board committees on which they served.

BOARD COMMITTEES AND FUNCTIONS

Our Board of Directors has three standing committees: audit, compensation and nominating and corporate governance. Copies of the charters of each of these committees are available on our Website at www.IndependentBank.com.

Our audit committee, which met on 12 occasions in 2011, consists of directors Gulis (Chairman), Haske and Van Loan. Our Board has determined that Mr. Gulis qualifies as the “Audit Committee Financial Expert,” as that term is defined in SEC rules. The primary purpose of the audit committee is to assist the Board in overseeing (1) the quality and integrity of our accounting, auditing and reporting practices, (2) the performance of our internal audit function and independent auditor, and (3) our disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and our Board have established.

Our compensation committee, which met on five occasions in 2011, consists of directors Banks, Van Loan and McCarty (Chairman). This committee reviews and makes recommendations to the Board on executive compensation matters, including any benefits to be paid to our executives and officers. At the beginning of each year, our compensation committee meets to review our CEO’s performance against the Company’s goals and objectives for the preceding year and also to review and approve the corporate goals and objectives that relate to CEO compensation for the forthcoming year. This committee also evaluates the CEO and other key executives’ compensation against (1) pre-established, measurable performance goals and budgets, (2) generally comparable groups of executives, and (3) external market trends. Following this review, this committee recommends to the full Board the annual base salary, annual incentive compensation, total compensation and benefits for our chief executive officer. This committee is also responsible for approving equity-based compensation awards under our Long-Term Incentive Plan. Base salaries of executive officers, other than our CEO, are established by our CEO.

This committee is also responsible to recommend to the full Board the amount and form of compensation payable to directors. From time to time, the committee relies upon third party consulting firms to assist the committee in its oversight of the Company’s executive compensation policy and our Board compensation. This is discussed in more detail in the “Compensation Discussion and Analysis” included in this proxy statement.

Our nominating and corporate governance committee, which met on three occasions in 2011, consists of directors Bratsburg, Hetzler and Palmer (Chairman). This committee is responsible for making recommendations on the qualification and standards to serve on our Board, identifying board candidates and monitoring our corporate governance standards.

Our Amended and Restated Articles of Incorporation contain certain procedural requirements applicable to shareholder nominations of directors. Shareholders may nominate a person to serve as a director if they provide written notice to us not later than 60 and no more than 90 days prior to the first anniversary date of the preceding year’s annual meeting. The notice must include (1) name and address of the shareholder who intends to make the nomination and of the person or persons nominated, (2) a representation that the shareholder is a current record holder and will continue to hold those shares through the date of the meeting and intends to appear in person or by proxy at the meeting, (3) a description of all arrangements between the shareholder and each nominee, (4) the information regarding each nominee as would be required to be included in a proxy statement filed under Regulation 14A of the Securities Exchange Act of 1934 had the nominee been nominated by the Board of Directors, and (5) the consent of each nominee to serve as director. Our nominating and corporate governance committee does not currently utilize the services of any third party search firm to assist in the identification or evaluation of board member candidates. However, this committee may use the services of such a firm in the future if it deems necessary or appropriate.

The nominating and corporate governance committee has not established specific, minimum qualifications for director nominees. Our Corporate Governance Principles mandate that directors possess the requisite background and experience to make a strong, positive contribution to Independent Bank Corporation and our shareholders. This committee is responsible for reviewing the qualifications and independence of the members of the Board. This assessment includes a consideration of the skills, experience and diversity of the prospective candidates. In light of these general requirements, this committee reviews the suitability of each person nominated to our Board. These same standards and suitability requirements are applicable to all director nominees, regardless of the party making the director nomination. While the Board does not have a formal policy regarding the consideration of nominee diversity, this committee does consider diversity in its identification of director candidates. Diversity in business, industry and professional experience, education, and training, as well as an individual’s general background, benefits our Company by increasing the range of skills and perspectives of our Board and enhances its ability to govern the affairs of the Company.

The nominating and corporate governance committee has not received any recommended director nominations from any of our shareholders in connection with our 2012 annual meeting. The nominees that are standing for election as directors at the 2012 annual meeting are incumbent directors that were previously elected by our shareholders.

MAJORITY VOTING

Our nominating and corporate governance committee and our Board have discussed and considered the adoption of majority voting for directors. The Board favors the general concepts of majority voting which would essentially proscribe the election of any nominee who received fewer votes cast in his or her favor for election than were withheld. However, our Bylaws and the Michigan Business Corporation Act provide that directors are to be elected by a plurality of votes cast, except as otherwise provided in our Articles. At this time, the Board has decided to continue to defer any action or recommendation on this matter.

LEADERSHIP STRUCTURE AND THE BOARD’S ROLE IN RISK OVERSIGHT

For a number of years, our Board separated the positions of the Company’s Chief Executive Officer and Chairman of the Board. In connection with our senior management succession plan announced in February 2011 (discussed in more detail below), our CEO assumed the position of Chairman of the Board following the 2011 Annual Meeting of Shareholders. However, James E. McCarty was appointed as the lead independent director of the Board at that time. In such capacity, Mr. McCarty leads discussions of the executive sessions of the Board, for which management is not present. We believe this structure is appropriate through the management transition period as Mr. Magee, our CEO, transitions his responsibilities as CEO to William B. Kessel, which transition will be effective January 1, 2013. Following Mr. Magee’s resignation as CEO and from the Board of Directors on December 31, 2012, we may decide to revert back to separating the positions of CEO and Chairman of the Board, in lieu of designating a lead independent director.

In addition to this structure, the Board regularly meets in executive session, without the presence of management.

Our Board oversees the Company’s risk management, satisfying itself that our risk management practices are consistent with our corporate strategy and are functioning appropriately. While a degree of risk is inherent in any business activity, our Board strives to ensure that risk management is incorporated into the Company’s culture, and to foster risk-aware and risk-adjusted decision-making throughout the organization. Our risk management processes bring to the Board’s attention our most material risks and permit the Board to understand and evaluate how those risks interrelate and how management addresses them.

Our Board performs its risk oversight function in several ways. The Board establishes standards for risk management by approving policies that address and mitigate the Company’s most material risks. These include policies addressing credit risk, interest rate risk, capital risk, and liquidity risk, as well as Bank Secrecy Act/Anti-Money Laundering compliance. The Board also monitors, reviews, and reacts to our risks through various reports presented by management, internal and external auditors, and regulatory examiners.

The Board conducts certain risk oversight activities through its committees with direct oversight over specific functional areas. Our Audit Committee’s risk oversight functions include:

●	Approving the independent auditor and its annual audit plan, as well as our Internal Audit Department annual plan; and

●	Receiving periodic reports from our independent auditors and our Internal Audit Department.

Our compensation committee most closely monitors the risks to which our compensation policies and practices could subject us. In performing these functions, this committee considers input from the Company’s senior risk officers and outside legal counsel. In 2011, this Committee reviewed the incentive plans for the Company to determine whether those plans subject us to unnecessary or excessive risk or motivate staff members to manipulate the Company’s earnings. In conducting its review, this committee considered asset quality, asset valuations, oversight and treatment of certain non-performing assets and introduction of new products and services. As a result of that evaluation and an analysis of how the plans operate in practice, this committee concluded that our incentive plans do not subject the Company to unnecessary or excessive risk or motivate staff members to manipulate the Company’s earnings.

Our nominating and corporate governance committee’s role in risk oversight includes recommending director candidates with appropriate experience and skills who will set the proper tone for the Company’s risk profile and provide competent oversight over our material risks.

Our Board does not have a separate risk committee, but instead believes that the entire Board is responsible for overseeing the Company’s risk management. The Board helps ensure that management is properly focused on risk by, among other things, reviewing and discussing the performance of senior management and business lines leaders and conducting succession planning for key leadership positions at the Company. In addition to regular reports from each of the Board’s committees, our Board receives regular reports from the Company’s management on the Company’s most material risks and the degree of its exposure to those risks as well as presentations on those risks at periodic Board meetings. These include reports on the Company’s credit risk, interest rate risk, capital risk, liquidity risk and contingency planning.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

The Board of Directors has implemented a process by which a shareholder may send written communications to the Board’s attention. Any shareholder desiring to communicate with the Board or one or more of our directors may send a letter addressed to the Company’s Corporate Secretary at P.O. Box 491, Ionia, Michigan 48846. The Secretary has been directed to promptly forward all communications to the full Board or the specific director indicated in the letter.

REPORT OF OUR AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Our audit committee has met with management and the independent auditors to review and discuss our audited consolidated financial statements as of and for the year ended December 31, 2011.

Our audit committee obtained from our independent auditors the written disclosures and the letter required by applicable provisions of the Public Company Accounting Oversight Board regarding their independence. Our audit committee has also discussed with our auditors any relationships that may impact their objectivity and independence and satisfied itself as to our auditors’ independence.

Our audit committee has reviewed and discussed with our independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, and adopted by the Public Company Accounting Oversight Board. Our audit committee also discussed, with and without management present, the results of our independent auditors’ examination of our consolidated financial statements.

Based on the reviews and discussions referred to above, the audit committee has recommended to our Board of Directors that the consolidated financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Stephen L. Gulis, Jr.
Charles C. Van Loan
Terry L. Haske

DISCLOSURE OF FEES PAID TO
OUR INDEPENDENT AUDITORS

Crowe Horwath LLP (“Crowe”) has been the Company’s independent auditors since 2005. Under its charter, the audit committee is solely responsible for selecting and reviewing the qualifications of the Company’s independent auditors.

The following sets forth the fees paid to our independent auditors for the last two fiscal years:

	Year Ended December 31,
	2011	2010

Audit fees	$400,000	$410,000
Audit related fees(1)	40,000	42,000
Tax fees(2)	156,000	134,000
All other fees(3)	5,000	238,000
Total	$601,000	$824,000

(1)	Consists primarily of fees related to an audit required under a Housing and Urban Development loan program.
(2)
Consists primarily of fees related to the preparation of corporate tax returns and also includes amounts for tax advice (including advice relating to proposed capital raise transactions) and tax planning services.

(3)	For 2010, consists primarily of services related to S-1 and S-4 registration statements filed during 2010.

Pre-Approval Policy

Our audit committee has established a pre-approval policy for procedures for audit, audit related and tax services that can be performed by our independent auditors. For 2011 and 2010, all of these fees were pre-approved by the audit committee under that policy. Subject to certain limitations, the authority to grant pre-approvals may be delegated to one or more members of the audit committee. A copy of this policy is available on our Website at www.IndependentBank.com.

PROPOSAL SUBMITTED FOR YOUR VOTE — RATIFICATION OF THE
APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee has selected Crowe as independent auditors for the Company for the fiscal year ending December 31, 2012. The services provided to the Company and our subsidiaries by Crowe for 2011 and 2010 are described above under the caption “Disclosure of Fees Paid to our Independent Auditors.”

We are asking our shareholders to ratify the selection of Crowe as our independent auditors. Although ratification is not legally required, the Board is submitting the selection of Crowe to our shareholders for ratification as a matter of good corporate governance. Representatives of Crowe are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

If our shareholders do not ratify the appointment, the appointment will be reconsidered by the audit committee and the Board. Even if the selection is ratified, the audit committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.

The affirmative vote of a majority of the Company’s common stock voted at the Annual Meeting, by person or by proxy, is required for approval. Broker non-votes and abstentions will not be treated as votes cast on the proposal. Unless otherwise directed by marking the accompanying proxy, the proxy holders will vote FOR the approval of this proposal.

The Board of Directors recommends a vote FOR this proposal to ratify the appointment of Crowe as our independent auditors.

PROPOSAL SUBMITTED FOR YOUR VOTE —
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Set forth under “Executive Compensation” below is our Compensation Discussion and Analysis that describes, among other things, our executive compensation policies and practices. The compensation discussion also summarizes certain executive compensation restrictions and requirements applicable to us as a result of our sale of preferred stock to the Treasury in December of 2008. One of those requirements is that our shareholders be given the opportunity to express their approval of the compensation of our executives, as disclosed in this proxy statement. Under the federal legislation that requires this vote, the shareholder vote is not binding on our Board or the Company and may not be construed as overruling any decision made by our Board or the Company. However, the compensation committee of our Board will take the outcome of this vote into consideration when making future executive compensation decisions.

Therefore, at the Annual Meeting of Shareholders, our shareholders will be given the opportunity to vote on an advisory (non-binding) resolution to approve the compensation of our executives. This vote proposal is commonly known as a “say-on-pay” proposal and gives our shareholders the opportunity to endorse or not endorse our executive pay program. You are encouraged to read the full details of our executive compensation program, including our primary objectives in setting executive pay, under “Executive Compensation” below.

The shareholders will be asked to approve the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Independent Bank Corporation approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in the Company's proxy statement for its 2012 Annual Meeting of Shareholders.

This is an advisory vote only and neither the Company nor its Board of Directors will be bound to take action based upon the outcome of this vote. The compensation committee of our Board will consider the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends a vote FOR this proposal to approve the resolution approving the compensation of our executives on an advisory basis.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Objectives

The primary objectives of our executive compensation program are to (1) attract and retain talented executives, (2) motivate and reward executives for achieving our business goals, (3) align our executives’ incentives with our strategies and goals, as well as the creation of shareholder value, and (4) provide competitive compensation at a reasonable cost. Consequently, our executive compensation plans are designed to achieve these objectives.

As described in more detail below, our executive compensation program has three primary components: base salary; an annual cash incentive bonus; and long-term incentive compensation that is payable in cash, stock options, and/or stock grant awards. The compensation committee of our Board has not established policies or guidelines with respect to the specific mix or allocation of total compensation among base salary, annual incentive bonuses, and long-term compensation. However, as part of our long-standing “pay-for-performance” compensation philosophy, we typically set the base salaries of our executives somewhat below market median base salaries in return for above market median incentive opportunities. Combined, our six Named Executives have served the Company for a total of 97 years.

The compensation committee of the Board has utilized the services of third-party consultants from time to time to assist in the design of our executive compensation programs and render advice on compensation matters generally. The last external review of our executive compensation programs was performed in 2008 by Mercer Human Resource Consulting (“Mercer”), which review updated Mercer's previous review of our compensation programs in 2006. As part of its services, Mercer (1) reviewed our existing compensation strategies and plans, (2) conducted a study of peer group compensation, including the competitiveness and effectiveness of each element of our compensation program, as well as our historical performance relative to that peer group, and (3) recommended changes to our compensation program, including those directly applicable to our executive officers. Neither the Company, the Board, nor any committee of the Board has retained any compensation consultants since the engagement of Mercer in 2008.

Restrictions on Executive Compensation Under Federal Law

On December 12, 2008, the Company sold $72 million of its preferred stock and warrants to the Treasury under the Capital Purchase Program of the Troubled Asset Relief Program ("TARP"). Participants in TARP are subject to a number of limitations and restrictions on executive compensation, including certain provisions of the American Recovery and Reinvestment Act of 2009 (“ARRA”). Under the ARRA, Treasury established standards regarding executive compensation relative to the requirements listed below on June 15, 2009. The substance of this Compensation Discussion and Analysis is based upon the existing guidance issued by Treasury. The compensation committee of our Board conducted the required review of our Named Executives incentive compensation arrangements with our senior risk officers, within the ninety day period following our sale of securities with Treasury under TARP and every six months thereafter.

As a general matter, until such time that the Company is no longer a TARP participant, we will be subject to the following requirements, among others:

●	Our incentive compensation program may not include incentives for our Named Executives (defined below) to take unnecessary and excessive risks that threaten the value of the Company;

●
The Company is entitled to recover any bonus, retention award, or incentive compensation paid to any of its 25 most highly compensated employees based upon statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate;

●	The Company is prohibited from making any golden parachute payments to any of its 10 most highly compensated employees;

●	The Company is prohibited from paying to any Named Executive or the next 20 most highly compensated employees any tax “gross-ups” on compensation such as perquisites;

●	Our compensation program may not encourage the manipulation of reported earnings to enhance the compensation of our employees;

●
The Company may not pay or accrue any bonus, retention award, or incentive compensation to any of our Named Executives, other than payments made in the form of restricted stock, subject to the further condition that any such awards may not vest while the Company is a participant in TARP and that any award not have a value greater than one-third of the Named Executive's total annual compensation; and

●	Our shareholders must be given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve the compensation of our executives.

The advisory vote on executive compensation was conducted at the Annual Meeting of Shareholders in 2011, based on the disclosure of our executive compensation in the proxy statement for that meeting. Of the shares of common stock represented at that meeting in person or by proxy, approximately 82% of the shares voted to approve the resolution, 14% voted against the resolution, and 4% abstained. Our Board considered the results of this vote to be generally supportive of the Company's compensation policies and programs and did not make any changes to such policies and programs as a result of such vote.

The foregoing discussion is intended to provide a background and context for the information that follows regarding our existing compensation programs for those persons who served as our executive officers during 2011 and to assist in understanding the information included in the executive compensation tables included below.

Components of Compensation

The principal components of compensation we pay to our executives consist of the following:

●	Base Salary;

●	Annual Cash Incentive; and

●	Long-Term Incentive Compensation, generally payable in the form of a combination of cash, stock options, and/or restricted stock.

Base Salary

Base salaries are established each year for our executive officers. None of our executive officers has a separate employment agreement. In determining base salaries, we consider a variety of factors including peer group compensation as well as an individual’s performance, experience, expertise, and tenure with the Company.

The compensation committee recommends the base salary for our CEO and our President for consideration and approval by the full Board. The base salaries of other executive officers are established by our CEO, with input from the compensation committee of the Board. In setting base salaries, our CEO considers peer group compensation, as well as the individual performance of each respective executive officer.

Since 2008, the Company has been challenged by the economic conditions in Michigan which have had, and continue to have, an adverse impact on our earnings and asset quality. To confront these challenges, management has taken a variety of cost-cutting initiatives, including a reduction in our employment base and the freezing or reduction of employee wages. As part of these initiatives, base salaries of all of our executive officers, including Mr. Magee, were frozen at 2008 levels for 2009 and 2010 (except for Mr. Collins, who joined the Company in February 2009 and whose compensation was increased in June 2010 in conjunction with his additional responsibilities as President and CEO of our subsidiary, Mepco Finance Corporation). As described below, changes to the base salaries for our CEO, Mr. Magee, and our President, Mr. Kessel, have been made since 2010 in conjunction with our senior management succession plan. Base salaries for our other Named Executives remained frozen at 2008 levels (with the exception of Mr. Collins, as noted above) for 2011, as reflected in the Summary Compensation Table below. In addition, except for Mr. Kessel, as described in more detail below, these salaries will remain the same for 2012.

On February 16, 2011, we announced the Board’s adoption of a senior management succession plan. As part of that plan, on April 1, 2011, Mr. Kessel assumed the role of Company President. Mr. Magee will continue to serve as our CEO and as Chairman of the Board until his retirement on December 31, 2012. Upon his retirement, Mr. Magee has agreed to provide consulting services to the Company for the following two-year period for which he will be paid $62,500 per quarter during the term of his consulting agreement. The terms of his consulting agreement are described below under "Transactions Involving Management."

In connection with this succession plan, in 2011, Mr. Kessel’s annual base salary was increased to $306,000, and Mr. Magee’s annual base salary was increased by $200,000. The entire amount of the increase in Mr. Magee’s salary is payable in unrestricted shares of Company common stock. The committee and the Board approved these changes to (1) compensate Mr. Kessel and Mr. Magee for their respective, increased responsibilities under the management succession plan; (2) promote the retention of their services in light of the committee’s assessment that their total compensation is below that of their respective peer groups; and (3) reflect, and compensate for the fact that, neither officer is currently eligible to receive incentive-based compensation. In addition, in January 2012, Mr. Kessel's annual base salary was increased by $30,000 in recognition that his salary level was below that of his peer group. One-half of this salary increase ($15,000) is payable in unrestricted shares of Company common stock.

In its approval of the senior management succession plan in early 2011, the committee and the Board approved the grant of restricted stock units to each of the Company’s Named Executives, other than Mr. Magee. The grants are intended to (1) reflect, and compensate for the fact that, none of these employees is currently eligible to receive incentive-based compensation or participate in the Company’s annual incentive plan, and (2) promote the retention of the services of each of these key employees. In each case, the value of such restricted stock units was limited to one-third of their respective total compensation and otherwise made in accordance with the standards set forth in the Treasury’s Interim Final Rule issued in connection with TARP, including the fact that none of the units vest for a minimum of two years and until the Company repays in full its TARP obligations. The value of the grants, which were made on February 15, 2011, were as follows:

Executive Officer	Value of Restricted Stock Units
William B. Kessel	$143,000
Robert N. Shuster	115,000
David C. Reglin	113,000
Stefanie M. Kimball	113,000
Mark L. Collins	115,000

To date in 2012, no additional grants of equity-based compensation have been approved for any Named Executive in 2012. However, the committee and the Board may decide to make such grants later in 2012, subject to the limitations under the TARP rules described above.

Annual Cash Incentives

We historically paid annual cash incentives under the terms of our Management Incentive Compensation Plan. This Plan sets forth performance incentives that are designed to provide for annual cash awards that are payable if we meet or exceed the annual performance objectives established by our Board. Under this Plan, our Board may establish annual performance levels as follows: (1) threshold represents the performance level of what must be achieved before any incentive awards are payable; (2) target performance is defined as a desired level of performance in view of all relevant factors, as described in more detail below; and (3) the maximum represents that which reflects outstanding performance. Target performance under this Plan is intended to provide for aggregate annual cash compensation (salary and bonus) that approximates peer level compensation. Historically, threshold performance would result in earning 50 percent of the target incentive, target would be 100 percent, and maximum would be 200 percent, with compensation prorated between these award levels. Any awards under the Plan are payable in full following certification of the Company’s financial results for the performance period.

Following the adoption of the ARRA, discussed above, none of the Named Executives are currently eligible to receive any payments under our annual Management Incentive Compensation Plan. No bonuses were paid under this Plan to any Named Executive in 2011.

For 2011, in light of the Company's capital position, the committee originally approved management's recommendation that no bonuses be paid to any employee under the Management Incentive Compensation Plan during 2011. Accordingly, the committee did not originally adopt any performance standards under the Plan for 2011. However, in connection with the adoption of the senior management succession plan described above, the committee approved the reinstatement of the Management Incentive Compensation Plan for 2011 and established performance standards for 2011. Under the terms of the 2011 program, management employees, other than our Named Executives, were eligible to receive incentive compensation (up to an aggregate of $2 million) if our actual full year 2011 net loss applicable to common stock was less than $15 million (inclusive of any incentive compensation expense) and we achieved positive earnings for the fourth quarter of 2011. These performance standards for 2011 were not met. As a result, no bonuses were paid to any employee under the Management Incentive Compensation Plan for 2011.

Long-Term Incentive Program

Effective January 1, 2007, the Board adopted a long-term incentive program that includes three separate components: stock options, restricted stock, and long-term cash, each of which comprise one-third of the total long-term incentive grant each year. The target value of the cumulative amount of these awards is set at 100 percent of our CEO’s salary and 50 percent for each of our other Named Executives. Because the first possible payout under the cash portion of the long-term program could not be made until 2010 (the year after the first three-year performance period), the committee elected to grant stock options and restricted stock having a value equal to the aggregate target bonuses under the long-term incentive program for both 2007 and 2008. For 2009, and as explained in more detail below, the committee authorized only the grant of stock options under this program at a target value well below two-thirds of the target bonus.

Cash Incentive Elements. The committee adopted performance goals for the cash portion of this long-term incentive program, based upon the Company’s three-year total shareholder return (TSR). TSR is determined by dividing the sum of our stock price appreciation and dividends by our stock price at the beginning of the performance period. The first performance period was the three year period from January 1, 2007 through year-end 2009. For purposes of determining achievement, the Company’s TSR is measured against the Nasdaq Bank Index median TSR over the same period. The committee established the three target levels of performance, with threshold at the 50th percentile, target at the 70th percentile and maximum at the 90th percentile. No payments have been made pursuant to this incentive as the Company's TSR has not met the threshold level since the program was adopted.

Equity-Based Incentive Element. The other two-thirds of the program are made up of stock options and shares of restricted stock, each of which are awarded under the terms of our Long-Term Incentive Plan. As a general practice, these awards are recommended by the committee, and approved by the Board, at the Board’s first meeting in each calendar year and after the announcement of our earnings for the immediately preceding year. Under this Plan, the committee has the authority to grant a wide variety of stock-based awards. The exercise price of options granted under this Plan may not be less than the fair market value of our common stock at the date of grant, and options are restricted as to transferability and generally expire ten years after the date of grant. The Plan is intended to assist our executive officers in the achievement of our share ownership guidelines. Under these guidelines (1) our CEO is expected to own Company stock having a market value equal to twice his base salary, (2) our executive vice presidents are to own stock having a market value of not less than 125 percent of their respective base salaries, and (3) our senior vice presidents are to own stock having a market value of not less than 50 percent of their respective base salaries. Once these guidelines are achieved, the failure to maintain the guidelines due to decreases in the market value of our common stock does not mandate additional purchases; rather, further sales of our common stock are prohibited until the employee again reaches the required level of ownership. Not more than 75 percent of the shares held by an executive in our ESOP may count toward the achievement of these guidelines, and only “in the money” stock options granted after January 1, 2004, count as well. These guidelines apply ratably over a five-year period commencing January 1, 2004, or the date of hire or promotion to one of these positions.

The value of the options that make up one-third of our long-term incentive program are measured under ASC topic 718, “Compensation — Stock Compensation” and vest ratably over three years. The value of the shares of the restricted stock that make up the final one-third of our long-term incentive program is based upon the grant date value of the shares of our common stock.

Due to the limited number of shares available for issuance under the terms of our Long-Term Incentive Plan, the committee elected to grant the entire amount of the equity portion of the long-term incentive program in the form of restricted shares of common stock for 2008. The value of the shares of restricted stock, based upon the grant date values, equaled 100 percent of our CEO’s base compensation and 50 percent of the base compensation of each of our other Named Executives. As of the time of the annual grant for equity-based awards under the Plan in 2009, there remained approximately 30,000 shares available for grant under the Plan. Due to the limited number of remaining shares available for award, and due to the fact that the committee utilized restricted stock awards exclusively in 2008, the committee approved the grant of options covering a total of 29,999 shares for 2009, which were allocated among participants in accordance with their respective target bonuses under the Long-Term Incentive Program.

At our 2011 Annual Meeting of Shareholders, our shareholders approved an amendment to the Long-Term Incentive Plan to extend the plan for an additional 10 years (so that it now expires on April 1, 2022) and to make an additional 750,000 shares of our common stock available for issuance under the Plan.

Based upon the restrictions imposed by ARRA, our Named Executives may only receive awards under the Plan in the form of restricted stock, subject to the further limitation that those shares may not vest while the Company is a TARP participant and the value of any award may not exceed one-third of that employee’s total annual compensation. Due to the Company’s performance and capital position during 2010, no awards under the Long-Term Incentive Plan were made in 2010. In 2011, in connection with the Board's adoption of our senior management succession plan, restricted stock units were granted under the Long-Term Incentive Plan to certain of our Named Executives, as described above. To date, no awards under the Long-Term Incentive Plan have been made or authorized for 2012 (except that, as noted above, one-half of the recent annual base salary increase for our President, Mr. Kessel, is payable in unrestricted shares of our common stock, to be issued pursuant to the Plan).

Severance and Change in Control Payments

The Company has in place Management Continuity Agreements for each of our executive officers. These agreements provide severance benefits if an individual’s employment is terminated within 36 months after a change in control or within six months before a change in control and if the individual’s employment is terminated or constructively terminated in contemplation of a change in control for three years thereafter. For purposes of these agreements, a “change in control” is defined to mean any occurrence reportable as such in a proxy statement under applicable rules of the SEC, and would include, without limitation, the acquisition of beneficial ownership of 20 percent or more of our voting securities by any person, certain extraordinary changes in the composition of our Board, or a merger or consolidation in which we are not the surviving entity, or our sale or liquidation.

Severance benefits are not payable if an individual’s employment is terminated for cause, employment terminates due to an individual’s death or disability, or the individual resigns without “good reason.” An individual may resign with “good reason” after a change in control and receive his or her severance benefits if an individual’s salary or bonus is reduced, his or her duties and responsibilities are inconsistent with his or her prior position, or there is a material, adverse change in the terms or conditions of the individual’s employment. The agreements are for self-renewing terms of three years unless we elect not to renew the agreement. The agreements are automatically extended for a three-year term from the date of a change in control. These agreements provide for a severance benefit in a lump sum payment equal to 18 months to three years’ salary and bonus and a continuation of benefits’ coverage for 18 months to three years. These benefits are limited, however, to one dollar less than three times an executive’s “base amount” compensation as defined in Section 280G of the Internal Revenue Code of 1986, as amended.

Following the adoption of the ARRA, discussed above, none of the 10 most highly compensated employees will be eligible to receive any severance or change in control benefits due to the prohibition related to “golden parachute payments” for the period during which any obligation arising under TARP remains outstanding. In addition, based on our current financial condition, our ability to make payments that may be considered "golden parachute payments" may be further limited by federal laws applicable to insured depository institutions.

Other Benefits

We believe that other components of our compensation program, which are generally provided to other full-time employees, are an important factor in attracting and retaining highly qualified personnel. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, group life and accidental death and dismemberment insurance and our 401(k) Plan, and in each case on the same basis as other employees. We also maintain an ESOP that provides substantially all full-time employees with an equity interest in our Company. Contributions to the ESOP are determined annually and are subject to the approval of our Board. No Company contributions were made to the plan for the year ended December 31, 2011.

Perquisites

Our Board and compensation committee regularly reviews the perquisites offered to our executive officers. The committee believes that the cost of such perquisites is relatively minimal. Under the standards established by Treasury on June 15, 2009, we may not pay to any Named Executive or the next 20 most highly compensated employees any tax “gross-ups” on compensation such as perquisites.

The following table shows certain information regarding the compensation for our Chief Executive Officer, Chief Financial Officer, and the four most highly compensated executive officers other than our CEO and CFO for the last three fiscal years (the "Named Executives").

						Non-Equity
						Incentive	All Other
				Stock	Option	Plan	Compensation
Name and Principal Position	Year	Salary (1)	Bonus	Awards (2)	Awards (2)	Compensation	(3)	Totals
Michael M. Magee (4)	2011	$582,000	$-	$-	$-	$-	$3,103	$585,103
Chief Executive Officer	2010	382,000	-	-	-	-	3,618	385,618
	2009	382,000	-	-	42,678	-	26,853	451,531

Robert N. Shuster	2011	230,000	-	115,000	-	-	9,187	354,187
Executive Vice President	2010	230,000	-	-	-	-	8,115	238,115
and Chief Financial Officer	2009	230,000	-	-	12,848	-	28,959	271,807

William B. Kessel (5)	2011	296,769	-	143,000	-	-	76,603	516,372
President	2010	226,000	-	-	-	-	3,552	229,552
	2009	226,000	-	-	12,624	-	22,363	260,987

David C. Reglin	2011	226,000	-	113,000	-	-	8,805	347,805
Executive Vice President -	2010	226,000	-	-	-	-	3,389	229,389
Retail Banking	2009	226,000	-	-	12,624	-	24,612	263,236

Stefanie M. Kimball	2011	226,000	-	113,000	-	-	9,926	348,926
Executive Vice President -	2010	226,000	-	-	-	-	2,128	228,128
Chief Lending Officer	2009	226,000	-	-	12,624	-	14,414	253,038

Mark L. Collins (6)	2011	230,000	-	115,000	-	-	6,001	351,001
Executive Vice President -	2010	217,308	-	-	-	-	881	218,189
General Counsel	2009	184,615	-	-	6,701	-	25	191,341

(1)	Includes elective deferrals by employees pursuant to Section 401(k) of the Internal Revenue Code and elective deferrals pursuant to a non-qualified deferred compensation plan.
(2)
Amounts set forth in the stock award and option award columns represent the aggregate fair value of awards as of the grant date, computed in accordance with FASB ASC topic 718, "Compensation - Stock Compensation". The assumptions used in calculating the 2009 award amounts are set forth in Note #14, of the Company's 2009 Annual Report.

(3)
Amounts include our contributions to the ESOP (subject to certain age and service requirements, all employees are eligible to participate in the ESOP), matching contributions to qualified defined contribution plans, IRS determined personal use of company owned automobiles, country club and other social club dues and restricted stock dividends. In 2011, the total for Mr. Kessel also includes $70,000 of relocation expenses.

(4)	The 2011 salary for Mr. Magee includes $200,000 paid in salary stock.
(5)	Mr. Kessel assumed the role of President on April 1, 2011.
(6)	Mr. Collins began employment with us during 2009.

Grants of Plan-Based Awards

As discussed in the Compensation Discussion and Analysis above, our Named Executives are not currently eligible to receive any bonus, retention award, or incentive compensation, other than payments made in the form of restricted stock, subject to various restrictions. Please see the Compensation Discussion and Analysis above for more information. The table below shows (1) the award of unrestricted shares of our common stock to Mr. Magee in 2011 as part of his base salary, and (2) the award of restricted stock units to our other Named Executives in 2011.

											All Other
									All Other		Option
			Estimated Possible Payouts			Estimated Future Payouts			Stock Awards:		Awards:	Exercise or	Grant Date
			Under Non-Equity			Under Equity			Number		Number of	Base Price	Fair Value
		Date of	Incentive Plan Awards (1)			Incentive Plan Awards (1)			of Shares		Securities	of Option	of Stock
	Grant	Board	Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock		Underlying	Awards	and Option
Name	Date	Action	$	$	$	$	$	$	or Units		Options(1)	($/Sh)(1)	Awards($)
Michael M. Magee	Various	02/15/11	-	-	-	-	-	-	93,986	(2)	-	-	$200,000

Robert N. Shuster	02/15/11	02/15/11	-	-	-	-	-	-	26,806	(3)	-	-	115,000

William B. Kessel	02/15/11	02/15/11	-	-	-	-	-	-	33,333	(3)	-	-	143,000

David C. Reglin	02/15/11	02/15/11	-	-	-	-	-	-	26,340	(3)	-	-	113,000

Stefanie M. Kimball	02/15/11	02/15/11	-	-	-	-	-	-	26,340	(3)	-	-	113,000

Mark L. Collins	02/15/11	02/15/11	-	-	-	-	-	-	26,806	(3)	-	-	115,000

(1)	No such awards were granted during 2011.
(2)
Stock awards for Mr. Magee represent unrestricted shares of our common stock issued to Mr. Magee as part of his base salary in 2011. These shares were issued under the Long-Term Incentive Plan. Such shares were distributed on a bi-weekly basis throughout 2011 and were fully vested upon grant. The number of shares granted to Mr. Magee each bi-weekly pay period had a value on the date of issuance of $ 7,692 (which is equal to the $200,000 aggregate value of the 2011 salary stock award, divided by 26 pay periods). This resulted in individual grants per pay period ranging from 2,154 to 5,698 shares based on per share values of $1.35 to $3.57. Of the 93,986 shares of salary stock granted to Mr. Magee in 2011, a total of 38,177 were withheld to cover tax withholding obligations. The value of this salary stock is included in the "Salary" column for Mr. Magee in the Summary Compensation Table above.

(3)
These stock awards represent restricted stock units (RSUs) granted to the Named Executive on February 15, 2011 with an aggregate grant date fair value equal to the dollar amount shown for the Named Executive in the final column of the table above. As of the grant date, the fair market value of each share of common stock underlying a RSU was $4.29. Each RSU constitutes the right, subject to certain terms and conditions, to receive one share of our common stock if and when the RSU vests. The RSUs vest upon the Company's repayment of its TARP obligations, but not earlier than two years from the grant date. This summary of the terms of the RSUs is subject to the terms and conditions of the Restricted Stock Unit Grant Agreement the Company entered into with each Named Executive to whom RSUs were granted, a form of which was filed as Exhibit 10.2 to our Form 10-Q filed with the SEC on May 9, 2011. The grant date fair value of the RSUs is included in the "Stock Awards" column for the Named Executive in the Summary Compensation Table above.

As shown in the Summary Compensation Table above, each Named Executive’s base salary generally constitutes the majority of his or her respective compensation for 2011, 2010 and 2009. This is due to the fact that no annual bonus was paid in 2011, 2010 or 2009 under the Management Incentive Compensation Plan.

Outstanding Equity Awards at Fiscal Year-End

This table shows the option and restricted stock awards that were outstanding as of December 31, 2011. The table shows both exercisable and unexercisable options, as well as shares of restricted stock and restricted stock units that have not yet vested, all of which were granted under our Long-Term Incentive Plan.

						Stock Awards
		Option Awards				Number of Shares	Market Value of
		Number of Securities Underlying				or Units of Stock	Shares or Units of
	Grant	Unexercised Options		Option	Option	That Have	Stock That Have
Name	Date	Exercisable	Unexercisable (1)	Exercise Price	Expiration Date	Not Vested (2)	Not Vested (3)
Michael M. Magee	04/24/07					1,049	$1,395
	01/15/08					4,587	6,101
	01/30/09	4,110	2,056	$15.90	01/30/19

Robert N. Shuster	04/24/07					330	439
	01/15/08					1,442	1,918
	01/30/09	1,237	619	15.90	01/30/19
	02/15/11					26,806	35,652

William B. Kessel	04/24/07					322	428
	01/15/08					1,409	1,874
	01/30/09	1,216	608	15.90	01/30/19
	02/15/11					33,333	44,333

David C. Reglin	04/24/07					330	439
	01/15/08					1,442	1,918
	01/30/09	1,216	608	15.90	01/30/19
	02/15/11					26,340	35,032

Stefanie M. Kimball	04/24/07					300	399
	01/15/08					1,311	1,744
	01/30/09	1,216	608	15.90	01/30/19
	02/15/11					26,340	35,032

Mark L. Collins	01/30/09	646	322	15.90	01/30/19
	02/15/11					26,806	35,652

(1)	Options granted on January 30, 2009 vest ratably over the three-year period beginning January 30, 2010.
(2)
The shares of restricted stock are subject to risks of forfeiture until they vest in full. Shares granted in 2007 and 2008 vest in full on the fifth anniversary of the grant date. Restricted stock units granted in 2011 are subject to the vesting schedule described in footnote (3) to the Grants of Plan Based Awards table above.

(3)	The market value of the shares of restricted stock or restricted stock units that have not vested is based on the closing price of our common stock as of December 31, 2011.

Nonqualified Deferred Compensation

The table below provides certain information relating to each defined contribution plan that provides for the deferral of compensation on a basis that is not tax qualified.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance
Name	Last FY	Last FY	Last FY	Distributions	at Last FYE
Michael M. Magee	$-	$-	$63	$1,418	$-
Robert N. Shuster	-	-	-	52,430	-
William B. Kessel	-	-	-	-	-
David C. Reglin	-	-	-	-	-
Stefanie M. Kimball	-	-	-	-	-
Mark L. Collins	-	-	-	-	-

Certain of our officers, including the Named Executives, were able to contribute, on a tax deferred basis, up to 80% of his or her base salary and 100% of his or her annual cash bonus into our executive non-qualified excess plan. The Company made no contributions to this plan and contributions by participants were directed into various investment options as selected by each participant. Earnings on the investments accrued to the participants on a tax deferred basis. Participants could withdraw balances from their accounts in accordance with plan provisions. This plan was terminated at the end of 2009. In January 2011, all participant balances were paid out and the plan was liquidated.

Other Potential Post-Employment Payments

	(1)	(2)
	Estimated Liability	Payment Limitation
	for Severance	Based on IRS
	Payments & Benefit	Section 280G
	Amounts Under	Limitation on
Executive Name	Continuity Agreements	Severance Amounts
Michael M. Magee	$1,646,484	$1,218,532
Robert N. Shuster	758,189	693,302
William B. Kessel	946,884	752,401
David C. Reglin	752,365	661,354
Stefanie M. Kimball	752,365	642,227
Mark L. Collins	764,831	647,144

(1)
The Company has entered into a Management Continuity Agreement with each of the above Named Executives that provides for defined severance compensation and other benefits if the executive is terminated in connection with a change of control of the Company. The agreements provide for a lump sum payout of the severance compensation and a continuation of certain health and medical insurance related benefits for a period of three years. For further information, see the section titled "Severance and Change in Control Payments" above.

(2)
The total amounts that may be payable under the Management Continuity Agreements are subject to and limited by Internal Revenue Service Section 280G. This column indicates the estimated payout based on IRS limitations.

As long as the Corporation has any obligation outstanding arising under TARP, none of the potential payments described above can be paid due to the prohibition related to “golden parachute payments” under ARRA, as discussed above.

DIRECTOR COMPENSATION

During 2009, in response to the prevailing, uncertain economic conditions, the Board reduced by 10 percent the annual retainer paid to non-employee directors. As a result, these amounts were $51,300 for 2010 and 2011, and they will remain the same for 2012. Historically, half of the combined retainer was paid in cash and the other half was paid under our Deferred Compensation and Stock Purchase Plan for Non-employee Directors (the “Purchase Plan”) described below until that director achieved the required share ownership under our share ownership guidelines. Once a director achieved the requisite level of share ownership under those guidelines, each director then had a choice of receiving his or her director compensation in cash or in deferred share units under our Purchase Plan, at his or her discretion. However, effective April 1, 2011, each of our directors elected to have their fees for the balance of 2011 and for 2012 paid exclusively in shares of Company common stock pursuant to the Purchase Plan.

The Board approved the payment of additional retainers of $5,000, $3,000, and $2,000 to the Chairpersons of the Board’s audit committee, compensation committee, and nominating and corporate governance committee, respectively. No fees (beyond the retainers described above) are payable for attendance at either Board or committee meetings.

Pursuant to our Long-Term Incentive Plan, the compensation committee may grant options to purchase shares of Independent Bank Corporation common stock to each non-employee director. No such stock options were granted during 2011, 2010, or 2009. To date, no such options have been approved or granted in 2012.

The Purchase Plan provides that non-employee directors may defer payment of all or a part of their director fees (“Fees”) or receive shares of common stock in lieu of cash payment of Fees. Under the Purchase Plan, each non-employee director may elect to participate in a Current Stock Purchase Account, a Deferred Cash Investment Account or a Deferred Stock Account.

A Current Stock Purchase Account is credited with shares of Independent Bank Corporation common stock having a fair market value equal to the Fees otherwise payable. A Deferred Cash Investment Account is credited with an amount equal to the Fees deferred and on each quarterly credit date with an appreciation factor that may not exceed the prime rate of interest charged by Independent Bank. A Deferred Stock Account is credited with the amount of Fees deferred and converted into stock units based on the fair market value of our common stock at the time of the deferral. Amounts in the Deferred Stock Account are credited with cash dividends and other distributions on our common stock. Fees credited to a Deferred Cash Investment Account or a Deferred Stock Account are deferred for income tax purposes. The Purchase Plan does not provide for distributions of amounts deferred prior to a participant’s termination as a non-employee director. Participants may generally elect either a lump sum or installment distributions.

Director Compensation — 2011

Name	Fees Earned or Paid in Cash (1)	Option Awards(2)	Totals	Aggregate Stock Options Held as of 12/31/11

Donna J. Banks	$51,300	$—	$51,300	—
Jeffrey A. Bratsburg	51,300	—	51,300	—
Stephen L. Gulis, Jr.(3)	56,300	—	56,300	—
Terry L. Haske	51,300	—	51,300	—
Robert L. Hetzler	51,300	—	51,300	—
James E. McCarty(4)	54,300	—	54,300	—
Charles A. Palmer(5)	53,300	—	53,300	—
Charles C. Van Loan(6)	57,300	—	57,300	—
Totals	$426,400	$—	$426,400	—

(1)	Effective April 1, 2011, all fees, except for Mepco board meeting fees ($6,000 in the aggregate), were paid in the form of the Company’s common stock.
(2)	No stock options were awarded to the Board during 2011, 2010, or 2009.
(3)	Includes additional retainer for service as chairperson of the audit committee.
(4)	Includes additional retainer for service as chairperson of the compensation committee.
(5)	Includes additional retainer for service as chairperson of the nominating and corporate governance committee.
(6)	Includes fees received for attendance at Mepco Finance Corporation board meetings during 2011.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Van Loan, who previously served as CEO of the Company, serves on the compensation committee of the Board. In 2011, there did not exist any relationships involving our executive officers that require disclosure under Item 407(e)(4) of Regulation S-K.

TRANSACTIONS INVOLVING MANAGEMENT

Our Board of Directors and executive officers and their associates were customers of, and had transactions with, our bank subsidiary in the ordinary course of business during 2011. All loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve an unusual risk of collectability or present other unfavorable features. Such loans totaled $214,000 at December 31, 2011, equal to 0.2% of shareholders’ equity.

On February 16, 2011, the Company and the bank entered into a Consulting and Transition Agreement with Mr. Magee, our current CEO (the “Consulting Agreement”). The Consulting Agreement provides that, effective January 1, 2013, Mr. Magee will be retained as a consultant for two years in order to facilitate a smooth and orderly transition within the Company and its subsidiary bank and to assure access to Mr. Magee’s unique and valuable services. The Consulting Agreement may be terminated by the Company or the Bank immediately for cause. Under the Consulting Agreement, Mr. Magee will receive quarterly consulting payments of $62,500, beginning January 1, 2013. In addition, the Company will provide Mr. Magee and his dependants with health benefits at the coverage levels in effect as of January 1, 2013, and will reimburse him for the out-of-pocket costs he reasonably incurs to perform his consulting services, in each case for the term of the Consulting Agreement. Mr. Magee agreed to not compete with the Company or the bank anywhere within Michigan, and to not solicit any employee of the Company or the bank, while employed by the Company and the bank and during the term of the Consulting Agreement. The Consulting Agreement also contains a mutual release of claims.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16 of the Securities Exchange Act of 1934, our directors and executive officers, as well as any person holding more than 10% of our common stock, are required to report initial statements of ownership of our securities and changes in such ownership to the SEC. Based solely upon written representations by each director and executive officer and our review of those reports furnished to us, all of the required reports were timely filed by such persons during 2011 except as follows: Mr. Hetzler, a member of our board of directors, was late in filing one report covering one transaction relating to the sale of common stock and Ms. Banks, a member of our board of directors, was late in filing a report covering ten transactions relating to the purchase of common stock.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Shareholders wishing to submit proposals on matters appropriate for shareholder action to be presented at our 2013 Annual Meeting of Shareholders may do so in accordance with Rule 14a-8 of the Securities Exchange Act of 1934. For such proposals to be included in our proxy materials relating to our 2013 Annual Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us at our principal executive offices at 230 West Main Street, Ionia, Michigan 48846, no later than November 20, 2012.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2013 Annual Meeting of Shareholders, SEC rules permit management to vote proxies at its discretion if we (1) receive notice of the proposal after the close of business on January 24, 2013 and before the close of business on February 24, 2013, and advise shareholders in the 2013 proxy statement about the nature of the matter and how management intends to vote on such matter, subject to Rule 14a-4(c), or (2) do not receive notice of the proposal after the close of business on January 24, 2013 and prior to the close of business on February 24, 2013. Notices of intention to present proposals at the 2013 Annual Meeting of Shareholders should be addressed to our Corporate Secretary, at our principal offices listed above.

As of March 9, 2012, no proposals from any shareholder to be presented at the 2012 Annual Meeting of Shareholders have been received by us.

Under our Bylaws, no business may be brought before an annual shareholder meeting unless it is specified in the notice of the meeting and included in the Company’s proxy materials, or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered written notice to us (containing certain information specified in the Bylaws about the shareholder and the proposed action) not less than 60 nor more than 90 days prior to the date of the first anniversary of the preceding year’s Annual Meeting of Shareholders. If the date of the 2013 Annual Meeting of Shareholders is changed by more than 20 days from the date of the first anniversary of the 2012 Annual Meeting, then notice must be received within 10 days after the date we mail or otherwise give notice of the date of the 2013 Annual Meeting of Shareholders.

GENERAL

The cost of soliciting proxies for the annual meeting will be borne by us. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, email, fax, or in person. We have retained the services of Alliance Advisors, LLC to deliver proxy materials to brokers, nominees, fiduciaries and other custodians for distribution to beneficial owners, as well as solicit proxies. The cost of such services is expected to total approximately $5,500, plus reasonable out of pocket expenses.

As of the date of this proxy statement, management knows of no other matters to be brought before the meeting. However, if further business is presented by others, the proxy holders will act in accordance with their best judgment.

By order of our Board of Directors,

Robert N. Shuster
Secretary

Dated: March 9, 2012

Independent Bank Corporation
P.O. Box 491, 230 West Main Street
Ionia, Michigan 48846
616-527-5820

ANNUAL MEETING OF SHAREHOLDERS OF

INDEPENDENT BANK CORPORATION

April 24, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The notice of meeting, proxy statement and proxy card
are available at http://www.snl.com/irweblinkx/docs.aspx?iid=100319

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20330300000000000000 3 042412

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors: 3 nominees for three year terms expiring in 2015:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:

- ○ Robert L. Hetzler — Expiring in 2015
- ○ Michael M. Magee, Jr. — Expiring in 2015
- ○ James E. McCarty — Expiring in 2015

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of Crowe Horwath, LLP as independent auditors for the fiscal year ending December 31, 2012.	☐	☐	☐
3. Approval of an advisory (non-binding) resolution to approve the compensation paid to our executives.	☐	☐	☐

If a proxy is returned and no instructions are given, the proxy will be voted FOR the election of directors and FOR proposals 2 and 3. If instructions are given with respect to one or more but not all proposals, (i) such instructions as are given will be followed, and (ii) the proxy will be voted FOR the election of directors (if applicable) and FOR any other proposal for which no instructions are given.

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

INDEPENDENT BANK CORPORATION

April 24, 2012

20330300000000000000 3 042412

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors: 3 nominees for three year terms expiring in 2015:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:

○ Robert L. Hetzler	Expiring in 2015
○ Michael M. Magee, Jr.	Expiring in 2015
○ James E. McCarty	Expiring in 2015

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of Crowe Horwath, LLP as independent auditors for the fiscal year ending December 31, 2012.	☐	☐	☐
3. Approval of an advisory (non-binding) resolution to approve the compensation paid to our executives.	☐	☐	☐

If a proxy is returned and no instructions are given, the proxy will be voted FOR the election of directors and FOR proposals 2 and 3. If instructions are given with respect to one or more but not all proposals, (i) such instructions as are given will be followed, and (ii) the proxy will be voted FOR the election of directors (if applicable) and FOR any other proposal for which no instructions are given.

Signature of Shareholder ________ Date: ________ Signature of Shareholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

INDEPENDENT BANK CORPORATION

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Michael M. Magee, Jr. and Robert N. Shuster, and each of them as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of Independent Bank Corporation held of record by the undersigned on February 27, 2012, at the Annual Meeting of Shareholders to be held at the Watt Auditorium, located at 438 Union Street, Ionia, Michigan 48846 on Tuesday, April 24, 2012 at 3:00 p.m. (local time), or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)